Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS SECOND QUARTER 2026 RESULTS

AND RECENT DEVELOPMENTS

Completed $126 Million in New Investments in Q2 2026

Increased Quarterly Dividend by $0.01 to $0.68 in August

Raises Full Year Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – July 29, 2026 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended June 30, 2026.

SECOND QUARTER 2026 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $380 million, or $1.19 per diluted share, compared to $140 million, or $0.46 per diluted share, for Q2 2025.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $261 million, or $0.83 per diluted share, on 316 million weighted-average common shares outstanding, compared to $232 million, or $0.77 per diluted share, on 303 million weighted-average common shares outstanding, for Q2 2025.
●	Funds Available for Distribution (“FAD”) for the quarter of $248 million, or $0.78 per diluted share, compared to FAD of $223 million, or $0.74 per diluted share, for Q2 2025.
●	Net Operating Income (“NOI”) for the quarter of $331 million, compared to NOI of $281 million for Q2 2025.
●	Completed $126 million of investments in Q2 primarily consisting of $110 million in real estate acquisitions and $16 million in real estate loan fundings.
●	Expanded partnership with Saber Healthcare Holdings, LLC (“Saber”) and affiliates through significant portfolio growth, including $124.3 million of net investment activity at SHH Holdings, LLC (“Saber PropCo JV”) and the addition of 27 facilities under Saber’s operations.
●	Issued 1.3 million common shares in Q2 for gross proceeds of $62 million.
●	Completed the sale of 18 CommuniCare facilities in Q2 for gross proceeds of $480 million.
●	Completed $93 million in new investments in July 2026.
●	Increased quarterly common dividend to $0.68 per share effective August 3, 2026.
●	Commencing in the second quarter of 2026, the Company will report its financial results based on two reportable segments: Triple-Net Investments and Operating Portfolio (“Operating”).

Nareit Funds From Operations (“Nareit FFO”), AFFO, FAD and NOI are supplemental non-GAAP financial measures the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “We are pleased to report strong second quarter results, with FAD per share up 6.3% over the same quarter last year. This reflects our continued accretive investment activity, augmented by active portfolio management. As a result, we were again able to increase our AFFO guidance, moving the midpoint up by two cents to $3.24.”

Mr. Pickett continued, “While we were able to allocate capital to a diverse selection of accretive investments in the second and early third quarter, including our first UK care home operating company acquisition, the dollar amount of the investments is not reflective of our pipeline. Although we do not provide specific acquisitions guidance, based on our pipeline today, we would expect a significant increase in the amount of capital we are able to allocate through the remainder of this year and into early 2027.”

Mr. Pickett concluded, “I have been in the industry for 33 years and I have been fortunate enough to lead Omega for the last 25 years. Now, as I prepare to retire, I can safely say that this is the most favorable operating backdrop that I have known in my career. Furthermore, with our strong operating partners and our exceptional, driven team, I believe Omega is excellently positioned to generate outsized returns for shareholders for many years to come.”

SECOND QUARTER 2026 PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

Ciena – During the second quarter of 2026, the Company transitioned 20 skilled nursing facilities (“SNFs”) included in the Laurels portfolio out of its lease with Ciena Healthcare Management, Inc. (“Ciena”). Of the 20 facilities, 18 were re-leased to Saber, one was re-leased to The Health and Hospital Corporation of Marion County (“HHC”), and one was sold to the Saber PropCo JV. The transaction strengthened the portfolio's credit profile by replacing a lease with trailing 12-month EBITDAR coverage of 0.87x with leases to operators generating EBITDAR coverage above the portfolio mean of 1.65x. In separate transactions completed during the second quarter of 2026 and July 2026, Ciena also sold its eight owned Laurels facilities to the Saber PropCo JV. While these transactions are initially FAD neutral for Omega, they are expected to enhance the operating performance of Ciena's remaining portfolio. Additionally, Omega's 9.9% equity interest in Saber (discussed further below) provides potential upside from future operating improvements at the transitioned facilities.

Genesis – As previously disclosed, Genesis Healthcare, Inc. (“Genesis”) filed for Chapter 11 bankruptcy protection on July 9, 2025. Since filing for bankruptcy, Genesis has made all required contractual rent and interest payments through July 2026. During the second quarter of 2026, Omega received a $16.3 million paydown on the super-priority secured debtor-in-possession (“DIP”) financing, resulting in an outstanding balance of $8.7 million under such financing as of June 30, 2026. In addition, there is $139.8 million of principal outstanding under two secured term loans as of June 30, 2026. In the second quarter of 2026, the Company recognized rental income of $13.3 million for contractual rent payments received from Genesis, and interest income of $5.9 million, consisting of $0.7 million of cash interest and $5.2 million of paid-in-kind interest.

Maplewood – In the second quarter of 2026, Maplewood Senior Living (along with affiliates “Maplewood”) paid $19.6 million in rent (compared to $19.4 million in the first quarter of 2026).

New Investments:

The following table presents investment activity:

	Three Months Ended		Six Months Ended
Investment Activity ($000’s)	June 30, 2026		June 30, 2026
	$ Amount	%	$ Amount	%
Real property	$109,869	86.9%	$236,303	62.6%
Real estate loan fundings	16,446	13.0%	43,789	11.6%
Investments in unconsolidated entities	182	0.1%	97,178	25.8%
Total real property and loan investments	$126,497	100.0%	$377,270	100.0%

$110 Million in Real Estate Acquisitions – In the second quarter of 2026, the Company acquired eight facilities for aggregate consideration of $109.9 million with expected stabilized yields in the low double digits, comprised of:

●	$41 Million in Triple-Net U.S. Real Estate Acquisitions – In two second quarter transactions, the Company acquired three SNFs, two in Indiana and one in Texas, for aggregate consideration of $41.2 million. The Indiana SNFs were added to an existing operator’s lease and the Texas SNF was leased to a new operator.
●	$58 Million in Operating Portfolio U.S. Real Estate Acquisitions – In two second quarter transactions, the Company acquired three senior housing communities in Rhode Island and one in Tennessee for aggregate consideration of $58.2 million. The Company will operate the four senior housing communities, through two new third-party property managers, utilizing the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.
●	$11 Million Triple-Net U.K. Real Estate Acquisition – The Company acquired one care home in the U.K. for $10.5 million that was leased to a new operator.

$16 Million in Real Estate Loans – In the second quarter of 2026, the Company funded $16.4 million in real estate loans, comprised of:

●	$14 Million of Fundings on a Canada Development Loan – During the second quarter of 2026, the Company funded an additional $14.1 million ($CAD $20.0 million) under a previously disclosed Canadian dollar denominated real estate loan, bringing the total fundings under the loan to $16.2 million (CAD $23.0 million) as of June 30, 2026. The loan has a maximum commitment of $61.8 million ($CAD $87.6 million), and the proceeds of the loan are being utilized to finance the development of five long-term care facilities in Canada. The loan bears interest at 10.0% and matures in December 2035. At Omega’s option, the loan is convertible into a 34.9% equity stake in the borrower.
●	$2 Million of Additional Fundings on Existing U.S Real Estate Loans – The Company funded $2.0 million of additional draws on existing U.S. real estate loans during the second quarter of 2026 at a weighted average interest rate of 9.9%.

$93 Million in Q3 2026 Real Estate Investment Activity – In the third quarter of 2026, the Company completed $93.2 million of new investments with expected stabilized yields in the low double digits, comprised of:

●	$20 Million U.K. OpCo Acquisition – In July 2026, the Company acquired the operator of four care homes in the U.K. for $20.2 million and transitioned the investment to a RIDEA structure. Concurrent with the acquisition, the Company entered into a management agreement with an affiliate of the acquired operator to continue managing the day-to-day operations of the four care homes. The four care homes generated contractual rental income of $0.8 million during the second quarter of 2026, and as of March 31, 2026, trailing 12-month EBITDAR coverage on the four facilities was 2.41x.
●	$73 Million Triple-Net U.S. Real Estate Acquisition – In July 2026, the Company acquired six SNFs in Texas for $72.9 million that were leased to a new operator.

Unconsolidated Entities Investment Activity – During the second quarter of 2026 and through July 2026, unconsolidated entities in which the Company holds noncontrolling equity interests completed a number of significant real estate and operating transactions, including $124.3 million of net investment activity and the addition of 27 facilities to the Saber platform:

●	Saber PropCo JV – $124 Million in Net Real Estate Investments – During the second quarter of 2026 and through July 2026, Saber PropCo JV, a property holding company JV in which Omega owns a 49% equity interest, acquired nine SNFs, in conjunction with the Ciena Laurels portfolio transactions described above, for $160.0 million and disposed of three SNFs for $35.7 million. All of the acquisitions completed were funded through a combination of operating cash and third-party debt, with no additional contributions from the Company. Following the investment activity described above, Saber PropCo JV holds 71 facilities subject to triple net leases with Saber that generate $83.1 million in contractual rent per annum. Saber PropCo JV also has $582.0 million of mortgage debt with a weighted average interest rate of 5.6% per annum, which is non-recourse to the Company. In the second quarter of 2026, the Company recognized $1.9 million of income from the Saber PropCo JV, which is net of $3.3 million of depreciation and amortization expense and other non-cash items.
●	Saber – 27 New Facilities Under Operation – As previously disclosed, in the first quarter of 2026, Omega acquired a 9.9% equity interest in Saber. In conjunction with the Laurels portfolio transactions described above, 18 facilities were transitioned from Ciena to the Saber master lease, and Saber assumed operations of nine facilities acquired by the Saber PropCo JV. As of June 30, 2026, Saber leased 69 facilities directly from the Company for monthly contractual rent of $7.7 million. In the second quarter of 2026, the Company recognized $1.1 million of income from its investment in Saber, which is net of $1.5 million of depreciation and amortization expense and other non-cash items.

Asset Sales and Loan Repayments:

$563 Million in Asset Sales – In the second quarter of 2026, the Company sold 26 facilities for $562.6 million in consideration, recognizing a gain of $246.5 million. This included the previously announced strategic disposition of 18 facilities located throughout Maryland and West Virginia, that were leased to CommuniCare Health Services, Inc. (“CommuniCare”) and generated quarterly contractual rent of $9.2 million in the quarter prior to the sale. These 18 facilities were sold for $472.8 million in net cash proceeds ($479.9 million gross), recognizing a gain of $231.7 million. The trailing 12-month EBITDAR coverage of this portfolio was 0.87x as of December 31, 2025.

$172 Million in Loan Repayments – In the second quarter of 2026, the Company received $172.4 million of loan repayments on loans with a weighted average interest rate of 11.4%, including $82.4 million of early repayments on loans with CommuniCare associated with the sales discussed above.

TRIPLE-NET AND MORTGAGE LOAN OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended March 31, 2026	46.9%	26.9%	26.2%
Three-months ended December 31, 2025	49.6%	25.9%	24.5%
Three-months ended September 30, 2025	49.4%	26.1%	24.5%
Three-months ended June 30, 2025	50.2%	26.8%	23.0%
Three-months ended March 31, 2025	50.5%	27.8%	21.7%

(1)	Excludes all facilities considered non-core and does not include federal employee retention credits. For non-core definition, see Second Quarter 2026 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended March 31, 2026	82.6%	2.01x	1.65x
Twelve-months ended December 31, 2025	82.6%	1.94x	1.58x
Twelve-months ended September 30, 2025	82.6%	1.93x	1.57x
Twelve-months ended June 30, 2025	82.6%	1.91x	1.55x
Twelve-months ended March 31, 2025	82.2%	1.88x	1.51x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of the Company’s operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3 above) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

ATM Program and Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the common shares issued through the second quarter of 2026:

	Dividend Reinvestment and Common Stock Purchase Plan and Waiver Program
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	9	173	182
Average price per share	$47.12	$47.03	$47.03
Gross proceeds	$438	$8,124	$8,562

	ATM Program
	(in thousands, except price per share)

	Q1	Q2	Total
Number of shares	2,219	1,124	3,343
Average price per share	$48.08	$47.89	$48.02
Gross proceeds	$106,684	$53,843	$160,527

BALANCE SHEET AND LIQUIDITY

As of June 30, 2026, the Company had $4.1 billion in outstanding indebtedness with a weighted average annual interest rate of 4.2%. The Company’s indebtedness consisted of an aggregate principal amount of $3.8 billion of senior unsecured notes, $6.0 million on its revolving credit facility, and a $300.0 million term loan. As of June 30, 2026, total cash and cash equivalents were $39.0 million, and the Company had $2.0 billion in undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On July 23, 2026, the Board of Directors declared a quarterly cash dividend of $0.68 per share, increasing the quarterly dividend on its common stock by $0.01 per share over the previous quarter. The dividend is payable August 14, 2026, to common stockholders of record as of the close of business on August 3, 2026.

2026 GUIDANCE INCREASED

The Company’s expected 2026 Adjusted FFO range is between $3.22 to $3.26 per diluted share compared to the previous range of $3.19 and $3.25 per diluted share.

The guidance assumes:

●	all portfolio activity, including new investments outlined above in the press release;
●	no additional operators are placed on a cash-basis for revenue recognition;
●	Genesis continues to pay its full contractual rental obligations of $13.3 million per quarter;
●	Maplewood pays rent at $19.6 million per quarter;
●	quarterly G&A expense of approximately $14 million to $15.5 million;
●	no material changes in market interest rates or changes in foreign currency exchange rates, including those due to derivative instruments entered into to minimize the fluctuation in the GBP spot rates;
●	quarterly dividends of $0.68 per share following the increase effective August 3, 2026;
●	$56 million of the $144 million in mortgages and other real estate-backed investments that are set to mature in 2026 will be converted from loans to fee simple real estate and the remaining balance will be repaid in 2026;
●	$180 million in non-real estate backed loans at June 30, 2026 are expected to be repaid throughout 2026 (including $148 million in loans to Genesis to be repaid in Q4 2026); and
●	asset sales of approximately $15 million to $25 million per quarter.

The Company’s guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. However, it excludes any additional:

●	acquisitions or acquisitions costs;
●	capital markets activity;
●	interest refinancing expenses;
●	provisions for credit losses, if any; and
●	certain revenue and expense items.

If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis and the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from the Company’s current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced AFFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its AFFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Second Quarter 2026 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, July 30, 2026, at 10 a.m. Eastern Time to review the Company’s 2026 second quarter results and current developments. Investors and other interested parties may access the conference call in the following ways:

●	At the Company’s website: https://www.omegahealthcare.com/
●	Via webcast: https://events.q4inc.com/attendee/160341903. Joining via webcast is recommended for those who will not be asking questions.
●	By telephone: The participant toll-free dial-in number is +1 (833) 461-5787. The international dial-in is +1 (585) 542-9983. The meeting ID number is 160341903.

Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Financial Information” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a real estate investment trust (“REIT”) that invests in the long-term healthcare industry, primarily in skilled nursing, assisted living, and care home facilities. Its portfolio of assets is operated by a diverse group of healthcare companies and is predominantly structured under long-term triple-net leases, with an increasing portion managed through RIDEA structures. The assets span all regions of the U.S., as well as the U.K. and Canada.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Sr. Director, Corporate Strategy & Investor Relations at (410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of our Triple-Net assets and the managers of our Operating portfolio assets (collectively, our “operators”), including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) our operators’ ability to manage industry challenges, including staffing shortages, which may impact certain regions more acutely, increased costs, and the sufficiency of governmental reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including changes to Medicaid and Medicare reimbursements, the potential impact of recent changes to state Medicaid funding levels as well as legislative and regulatory initiatives related to establishing minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting REITs, including as the result of any federal or state policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry in the U.S. and in other jurisdictions where we conduct business, including the U.K., including changes in immigration policy that may impact labor supply; (xiii) changes in interest rates and foreign currency exchange rates and the impact of inflation and changes in global tariffs and international trade disputes; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) operational risks, including management of regulatory requirements and operating expenses, associated with our investments in healthcare operating companies, including senior housing properties managed through structures authorized by the REIT Investment Diversification and Empowerment Act of 2007 (commonly referred to as “RIDEA”); (xvii) the use of, or inability to use, artificial intelligence by us, our operators, managers, vendors and investors; (xviii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, public health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xix) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,731,936	$7,901,652
Land	1,177,340	1,179,463
Furniture and equipment	534,282	539,775
Construction in progress	16,789	12,492
Total real estate assets	9,460,347	9,633,382
Less accumulated depreciation	(2,991,978)	(2,930,611)
Real estate assets – net	6,468,369	6,702,771
Real estate loans receivable – net	1,366,744	1,380,949
Investments in unconsolidated entities	501,217	414,127
Assets held for sale	—	4,000
Total real estate investments	8,336,330	8,501,847
Non-real estate loans receivable – net	270,166	330,322
Total investments	8,606,496	8,832,169

Cash and cash equivalents	39,036	27,024
Restricted cash	145,173	27,539
Contractual and other receivables – net	276,092	280,774
Goodwill	644,441	644,626
Other assets	303,523	236,927
Total assets	$10,014,761	$10,049,059

LIABILITIES AND EQUITY
Revolving credit facility	$6,000	$242,000
Senior notes and other unsecured borrowings – net	4,018,608	4,014,011
Accrued expenses and other liabilities	347,860	352,549
Total liabilities	4,372,468	4,608,560

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 700,000 shares, issued and outstanding – 299,111 shares as of June 30, 2026 and 295,539 shares as of December 31, 2025	29,911	29,553
Additional paid-in capital	8,807,559	8,693,033
Cumulative net earnings	5,190,964	4,677,092
Cumulative dividends paid	(8,696,011)	(8,297,416)
Accumulated other comprehensive income	58,110	79,037
Total stockholders’ equity	5,390,533	5,181,299
Noncontrolling interest	251,760	259,200
Total equity	5,642,293	5,440,499
Total liabilities and equity	$10,014,761	$10,049,059

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Rental income	$262,730	$235,596	$529,594	$463,971
Real estate tax and ground lease income	3,756	3,606	7,509	7,409
Real estate loans interest income	35,723	32,975	68,289	66,137
Non-real estate loans interest income	11,033	10,022	23,622	19,976
Resident fees and services	13,987	—	20,644	—
Miscellaneous income	1,017	307	1,543	1,798
Total revenues	328,246	282,506	651,201	559,291

Expenses
Depreciation and amortization	81,842	80,509	165,982	160,384
Interest expense	48,116	52,897	97,871	105,177
Property-level expenses(1)	16,197	3,771	25,640	7,597
General and administrative	14,384	14,084	29,379	27,405
Stock-based compensation expense	8,742	9,234	19,334	18,444
Severance expense	18,871	—	18,871	9,011
Acquisition, merger and transition related costs	4,660	2,010	5,774	3,474
Impairment on real estate properties	—	14,215	392	15,450
(Recovery) provision for credit losses	(5,019)	(4,771)	(8,313)	321
Total expenses	187,793	171,949	354,930	347,263

Other income (expense)
Other (expense) income – net	(7,215)	13,751	(6,139)	16,798
Gain on assets sold – net	246,519	22,886	249,543	32,961
Total other income	239,304	36,637	243,404	49,759

Income before income tax expense and income (loss) from unconsolidated entities	379,757	147,194	539,675	261,787
Income tax expense	(4,618)	(4,528)	(9,724)	(8,139)
Income (loss) from unconsolidated entities	4,529	(2,187)	8,293	(1,109)
Net income	379,668	140,479	538,244	252,539
Net income attributable to noncontrolling interest	(16,845)	(3,880)	(24,372)	(6,908)
Net income available to common stockholders	$362,823	$136,599	$513,872	$245,631

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$1.21	$0.46	$1.68	$0.80
Diluted:
Net income available to common stockholders	$1.19	$0.46	$1.66	$0.79
Dividends declared per common share	$0.67	$0.67	$1.34	$1.34

(1)	Certain prior period amounts have been reclassified to conform to the current presentation, including the introduction of “Property-level expenses”, which consolidates previously reported senior housing operating expenses and triple-net related real estate tax and ground lease expenses. For the three and six months ended June 30, 2026, property-level expenses includes senior housing operating expenses of $12.3 million and $17.7 million, respectively, and real estate tax and ground lease expense of $3.9 million and $8.0 million, respectively. For the three and six months ended June 30, 2025, property-level expenses includes real estate tax and ground lease expense of $3.8 million and $7.6 million, respectively.

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (1)	$379,668	$140,479	$538,244	$252,539
Deduct gain from real estate dispositions	(246,519)	(22,886)	(249,543)	(32,961)
Sub-total	133,149	117,593	288,701	219,578
Elimination of non-cash items included in net income:
Depreciation and amortization	81,842	80,509	165,982	160,384
Depreciation – unconsolidated entities	8,972	1,156	18,384	1,839
Impairment on real estate properties	—	14,215	392	15,450
Nareit funds from operations (“Nareit FFO”)	$223,963	$213,473	$473,459	$397,251

Weighted-average common shares outstanding, basic	298,848	291,188	297,952	287,101
Restricted stock and PRSUs	3,414	3,495	3,214	3,599
Omega OP Units	13,988	8,563	14,524	8,387
Weighted-average common shares outstanding, diluted	316,250	303,246	315,690	299,087

Nareit funds from operations available per share	$0.71	$0.70	$1.50	$1.33

Adjustments to calculate adjusted funds from operations
Nareit FFO	$223,963	$213,473	$473,459	$397,251
Add back (deduct):
Severance expense (3)	18,871	—	18,871	9,011
Stock-based compensation expense	8,742	9,234	19,334	18,444
Straight-line rent and other write-offs (2)	7,385	17,537	9,762	27,537
Acquisition, merger and transition related costs	4,660	2,010	5,774	3,474
Other normalizing items – net (4)	516	(6,599)	(2,339)	(6,244)
Non-cash (recovery) provision for credit losses	(2,780)	(3,431)	(3,831)	4,148
Adjusted funds from operations (“AFFO”) (1)(5)	$261,357	$232,224	$521,030	$453,621

Adjustments to calculate funds available for distribution
Non-cash expense (6)	$1,328	$2,750	$2,626	$5,937
Capitalized interest	(144)	(80)	(280)	(831)
Non-cash revenue	(14,962)	(11,638)	(29,045)	(24,660)
Funds available for distribution (“FAD”) (1)(5)	$247,579	$223,256	$494,331	$434,067

(1)	The six months ended June 30, 2025 include the application of $4.3 million of security deposits (letters of credit and cash deposits) in revenue.
(2)	The three months and six months ended June 30, 2025 includes a $15.5 million non-cash straight-line accounts receivable write-off in connection with moving an operator to cash basis as a result of being notified that there is substantial doubt regarding the operator’s ability to continue as a going concern. The operator made all contractual rent payments in 2025 and 2026. The six months ended June 30, 2025 also includes a $10.0 million lease inducement recorded in Q1 as a reduction to rental income related to a one-time payment made to an operator upon entering a new 10-year master lease.
(3)	In connection with the leadership transition which was disclosed in May 2026, the Company incurred aggregate incremental non-cash stock-based compensation expense of $31.8 million and $5.7 million of cash transition related expenses, of which $14.7 million of non-cash stock-based compensation expense and $4.2 million of cash transition related expenses is included in the three and six months ended June 30, 2026. The remainder will be recognized in the third quarter of 2026. The six months ended June 30, 2025 includes $6.6 million of non-cash stock-based compensation expense associated with the previously disclosed leadership transition that occurred in January 2025.
(4)	Primarily consists of cash interest received on seller financing loans related to asset sales not recognized, gains and losses associated with certain financial instruments and foreign currency and other normalizing revenue and expense adjustments for discrete items.
(5)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(6)	Primarily consists of non-cash items within interest expense, such as the amortization of deferred financing fees and discounts, as well as the amortization of deferred gains from forward swaps designated as cash flow hedges and other non-cash items. For the three and six months ended June 30, 2025, Non-cash expense is not adjusted to include $2.6 million and $5.0 million, respectively, of amortization related to the above market loan assumed as part of the Cindat JV acquisition in July 2024. The above market loan was fully repaid in November 2025.

OMEGA HEALTHCARE INVESTORS, INC.

NOI Reconciliation

Unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	(in thousands)		(in thousands)
Net income	$379,668	$140,479	$538,244	$252,539
Depreciation and amortization	81,842	80,509	165,982	160,384
Interest expense	48,116	52,897	97,871	105,177
General and administrative	41,997	23,318	67,584	54,860
Acquisition, merger and transition related costs	4,660	2,010	5,774	3,474
Impairment on real estate properties	—	14,215	392	15,450
(Recovery) provision for credit losses	(5,019)	(4,771)	(8,313)	321
Other expense (income) – net	7,215	(13,751)	6,139	(16,798)
Gain on assets sold – net	(246,519)	(22,886)	(249,543)	(32,961)
Income tax expense	4,618	4,528	9,724	8,139
Non-operating net loss from unconsolidated entities(1)	14,336	4,691	29,521	6,024
NOI	$330,914	$281,239	$663,375	$556,609

Triple-Net	$324,515	$280,932	$650,849	$554,811
Operating	5,382	—	10,983	—
Non-Segment/Corporate	1,017	307	1,543	1,798
Total NOI	$330,914	$281,239	$663,375	$556,609

(1)	Represents Omega’s share of non-operating loss from unconsolidated entities in which Omega holds a noncontrolling ownership interest. These losses primarily consist of depreciation and interest expenses. Income from unconsolidated entities reported on the Consolidated Statements of Operations is comprised of Non-operating net loss from unconsolidated entities above and Net operating income from unconsolidated entities above of $18.9 million and $37.8 million for the three and six months ended June 30, 2026, respectively, and $2.5 million and $4.9 million for the three and six months ended June 30, 2025, respectively.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO, Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, straight-line rent and other write-offs, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance expense and other normalizing items). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

NOI is calculated as total revenues less property-level expenses. NOI also includes the Company’s pro rata share of NOI from its unconsolidated entities. We utilize our share of NOI in assessing our performance as we have various unconsolidated entities that contribute to our performance. Our share of NOI should not be considered a substitute for, and should only be considered together with and as a supplement to, our financial information presented in accordance with GAAP. Our pro rata share information is prepared on a basis consistent with the comparable consolidated amounts, is intended to reflect our proportionate economic interest in the operating results of properties in our portfolio and is calculated by applying our actual ownership percentage for the period. We do not control the unconsolidated entities, and the pro rata presentations of reconciling items included in NOI do not represent our legal claim to such items. The unconsolidated entities’ members or partners are entitled to profit or loss allocations and distributions of cash flows according to the entity agreements, which provide for such allocations generally according to their invested capital.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.